Exhibit 10.5

Summary of Amendment to Performance Bonus Plan

On May 27, 2015, the Compensation Committee of the Board of Directors of Broadcom Corporation (the “Company”) approved an amendment to the Company’s Performance Bonus Plan to provide that with respect to the annual performance period in effect at the time of the closing of the Transactions (as defined in the Agreement and Plan of Merger by and among the Company and Avago Technologies Limited and certain of its subsidiaries), achievement of the performance goals will be measured as of the closing of the Transactions and the following executives will receive a pro rata cash payment at the closing based on such actual performance and partial annual performance period: Scott A. McGregor, President and Chief Executive Officer; Eric K. Brandt, Executive Vice President and Chief Financial Officer; Daniel A. Marotta, Executive Vice President and General Manager, Broadband and Connectivity Group; and Rajiv Ramaswami, Ph.D., Executive Vice President and General Manager, Infrastructure and Networking Group.